Exhibit 99.1

FOR IMMEDIATE RELEASE

August 9, 2012

Contact:

Beth A. Ardoin, Director of Communications

(337) 521-4701

bardoin@iberiabank.com

ANGUS COOPER JOINS IBERIABANK CORPORATION BOARD OF DIRECTORS

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 125-year-old IBERIABANK (www.iberiabank.com), is pleased to announce the addition of ANGUS R. COOPER II to the IBERIABANK Corporation Board of Directors.

Cooper is the Chairman and CEO of Cooper/T. Smith Corporation, which is headquartered in Mobile, Alabama. Cooper/T. Smith Corporation is one of America’s oldest and largest stevedoring and maritime-related firms with operations on all three U.S. coasts, including the ports of New Orleans, Louisiana, Mobile, Alabama, and Houston, Texas, as well as foreign operations in Central and South America.

“We are honored that Angus has agreed to join our Board of Directors,” said William H. Fenstermaker, Chairman of the Board of IBERIABANK Corporation. “He will provide extraordinary insight into the Alabama markets and will be an outstanding addition to our Board, which has guided our Company well through these unprecedented economic times and remarkable industry changes.”

Daryl G. Byrd, President and CEO of IBERIABANK added, “Angus is an extraordinary addition to our Board of Directors. He has built a remarkable company and is highly regarded throughout the region for his business acumen, including his knowledge of the banking industry, and his generous community service. We are very fortunate to have Angus join our team.”

A native of Mobile, Alabama, Cooper attended University Military School, graduating in 1960. He earned his Bachelor of Science degree from the University of Alabama in 1964. In 1995, he received the Transportation Award from the College of Commerce and Business Administration at the University of Alabama.

Cooper currently serves on the Board of Directors of the Coast Guard Foundation and Crescent Towing & Salvage Co., Inc. He is on the Board of Trustees of The University of Alabama System and is a member of the Chief Executives Organization, Inc. He is chairman of the Senior Bowl, and a member of the Mobile Arts & Sports Association, the Mobile Area Chamber of Commerce, Mobile Carnival Association, Mobile Touchdown Club, Eastern Shore Art Association, New Orleans Business Council and the World Trade Center. He is Honorary Chair for the Alabama Kidney Foundation. He was a former co-chairman of the Mobile Area United States Olympic Committee. In 1998, he received the World Trade Club Award. In 2004, he received the Bank One Junior Achievement Award and, in 2005, he was chosen as a Role Model for the Young Leadership Council. He was named “Maritime Person of the Year 2005” by the Propeller Club of New Orleans. He also received the 14th International Maritime Hall of Fame Award in 2007. In 2009, Cooper was inducted into the Alabama Academy of Honor.

He also formerly served as Chairman of the Board of Commissioners of the Port of New Orleans, Director of Federal Reserve Bank, Alabama Dry Dock & Shipbuilding, Inc., Boy Scouts of America, Children’s Hospital, and Mississippi Valley Bulk Exporters Council. Cooper is a regional director for the National Association of Waterfront Employers, Who’s Who in U. S. Companies, World Presidents’ Organization, World Business Council and the Executive Hall of Fame.